SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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ABM Industries Incorporated

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160 Pacific Avenue, Suite 222
San Francisco, California 94111

February 5, 2007

Dear Fellow Shareholders:

ABM Industries Incorporated will hold its 2007 Annual Meeting of Shareholders in the Board Room on the 51st Floor, Bank of America Center, 555 California Street, San Francisco, California 94104, on Tuesday, March 6, 2007, at 10:00 a.m. At the meeting, shareholders will: (1) elect three directors to serve three-year terms, (2) vote on the ratification of KPMG LLP as ABM’s independent registered public accounting firm for the current year, and (3) transact such other business as may properly come before the meeting.

On behalf of the Board of Directors and employees of ABM, we cordially invite all shareholders to attend the 2007 Annual Meeting in person. Whether or not you plan to attend the meeting in person, please take the time to vote on the Internet, by telephone or by mailing your proxy. As explained in the Proxy Statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

Only shareholders of record at the close of business on January 12, 2007, will be entitled to vote at the meeting and any adjournments thereof. A list of shareholders on that date will be available for inspection by any shareholder for ten days prior to the meeting during normal business hours at ABM’s corporate headquarters located at 160 Pacific Avenue, Suite 222, San Francisco, California 94111. You may make an appointment to review the list of shareholders by telephoning (415) 733-4069.

If you plan to attend the meeting in person and vote at the meeting, please remember to bring a form of personal identification with you. If you are acting as a proxy for another shareholder, please bring appropriate documentation from the record owner that you are acting as a proxy. If you will need any special assistance at the meeting, please contact ABM at (415) 733-4069 prior to the meeting.

We look forward to seeing many of you at the meeting.

Maryellen C. Herringer Chairman of the Board of Directors	Henrik C. Slipsager President & Chief Executive Officer

160 Pacific Avenue, Suite 222
San Francisco, California 94111

2007 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, March 6, 2007
10:00 A.M.
NOTICE AND PROXY STATEMENT

YOUR VOTE IS IMPORTANT

ABM Industries Incorporated (“ABM” or the “Company”) will hold its 2007 Annual Meeting of Shareholders in the Board Room on the 51st Floor, Bank of America Center, 555 California Street, San Francisco, California 94104 on Tuesday, March 6, 2007, at 10:00 a.m. At the Annual Meeting, shareholders will: (1) elect three directors to serve three-year terms, (2) vote on the ratification of KPMG LLP as ABM’s independent registered public accounting firm for the current year, and (3) transact such other business as may properly come before the meeting.

If you are a shareholder of record, you may vote in any one of four ways: in person by attending the Annual Meeting, by Internet, by telephone, or by mail using the enclosed proxy card. Specific voting information is included under the caption “Voting Procedures.” Only shareholders of record at the close of business on January 12, 2007, are entitled to vote. On that day 48,786,320 shares of ABM common stock were outstanding. Each share entitles the holder to one vote.

The ABM Board of Directors asks you to vote in favor of the director nominees and the ratification of KPMG LLP as the Company’s independent registered public accounting firm. This Proxy Statement provides you with detailed information about each of these matters. We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about ABM from the 2006 Annual Report to Stockholders and the 2006 Annual Report on Form 10-K enclosed with this Proxy Statement, as well as from additional documents that we have filed with the Securities and Exchange Commission that are available on ABM’s website at www.abm.com.

Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you as well as conserving natural resources. With electronic delivery, we will notify you by e-mail as soon as the annual report and proxy statement are available on the Internet, and you can easily submit your shareholder votes online. If you are a shareholder of record, you may enroll in the electronic delivery service at the time you vote by marking the appropriate box on your proxy card, by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.melloninvestor.com/isd, selecting the “Investor Service Direct” option, and following the enrollment instructions. If you are a beneficial holder, you may also have the opportunity to receive annual meeting materials electronically. Please check the information provided in the proxy materials mailed to you by your brokerage firm, bank or trustee.

This Notice and Proxy Statement are dated February 5, 2007, and were first mailed, together with a proxy card, to shareholders on or about February 9, 2007.

VOTING PROCEDURES

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

How to Vote

If you are a shareholder of record, you can save the Company expense by voting on the Internet or by telephone. The Internet and telephone procedures allow you to vote your shares and confirm that your instructions have been properly recorded. To vote on the Internet or by telephone simply follow the instructions on the proxy card. If you vote on the Internet or by telephone, you do not need to return your proxy card. If you properly sign and return the enclosed proxy card or follow the telephone or Internet instructions to vote, your shares will be voted at the Annual Meeting in accordance with your instructions. If you sign and return the card but do not specify a choice, the proxy holders will vote the shares represented: (i) “For” the election of the nominees as directors and Proposal 2, and (ii) in their discretion on other matters. You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering a written notice to the Corporate Secretary of ABM, submitting a later-dated proxy card, voting at a later date on the Internet or by telephone, or voting by ballot at the Annual Meeting.

If your shares are held in the name of a bank or stockbroker, you may be able to vote on the Internet or by telephone by following the instructions on the proxy form you receive from your bank or broker. If your shares are held in the name of your broker and you do not vote your shares, your broker can vote your shares in the election of directors and with respect to the ratification of KPMG LLP as the Company’s independent registered public accounting firm. If you give instructions on how to vote to your bank or broker, you may later revoke the instructions by taking the steps described in the information that you receive from your bank or broker.

How the Votes Are Counted

Before the Annual Meeting can begin a quorum must be present. A quorum is a majority of the shares outstanding and entitled to vote as of the record date, January 12, 2007. A quorum is based on the number of shares represented by the shareholders attending in person and by their proxy holders. If you return your proxy card, but indicate on the proxy card that you wish to abstain from voting or withhold your votes, your shares will still be counted as present in determining the quorum.

Your votes on the proposals will be counted as required by Delaware law and ABM’s Bylaws and as described in the following section.

Proposal 1 — Election of Directors

The three persons who receive a plurality of the votes cast will be elected as directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. If you do not wish your shares to be voted for a particular nominee, you may withhold authority: (1) in the space provided on the proxy card, or (2) as prompted during the telephone or Internet voting instructions. Withheld votes do not affect the voting calculation.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

Proposal 2 will be approved if the number of shares voted in favor exceeds the number of shares voted against. Abstentions have no effect.

We encourage you to vote and to vote promptly. Voting promptly may save the Company the expense of a second mailing.

Confidential Voting

ABM has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy cards and voting instructions returned by brokerage firms, banks and other holders of record are treated as confidential. Only the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions. These persons are not directors, officers or employees of the Company.

The proxy tabulator will disclose information taken from the ballots, proxy cards and voting instructions only: (1) in the event of a proxy contest, (2) as otherwise required by law, (3) you request or authorize the disclosure of your vote, or (4) ABM concludes that there is a dispute as to the authenticity of proxies, ballots or votes, or the accuracy of their tabulation.

The proxy tabulator will forward comments written on the proxy cards to the Board of Directors or management as appropriate.

Method and Cost of Soliciting and Tabulating Votes

The accompanying proxy is solicited on behalf of the ABM Board of Directors. The Company will bear the costs for the solicitation of proxies. Following the mailing of this Proxy Statement and proxy card, ABM directors, officers and employees may, for no additional compensation, solicit your proxy personally, by telephone, or by email.

The Company will reimburse banks, brokers, and other holders of record for their reasonable out-of-pocket expenses for forwarding these proxy materials.

Mellon Investor Services LLC will be the proxy tabulator and will act as the Inspector of Election.

Householding

Shareholders who hold their shares in the name of their bank or broker and live in the same household as other shareholders may receive only one copy of this Proxy Statement. This practice is known as “householding.” If you hold your shares in your broker’s name and would like additional copies of these materials, please contact your broker. If you receive multiple copies and would prefer to receive only one, please contact your broker as well. ABM does not use householding for the copies of the proxy statement that it delivers directly to shareholders and will not begin householding without notice to its shareholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS
VOTES “FOR” THE ELECTION OF THE
NOMINEES AS DIRECTORS

The Board of Directors is divided into three classes, serving staggered three-year terms. The Board currently has nine directors, and each class consists of three directors. Three directors will be elected at the 2007 Annual Meeting to serve three-year terms. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as directors with terms expiring in 2010: Luke S. Helms, Henry L. Kotkins, Jr., and William W. Steele. The Board expects each nominee for election as a director to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board. All ABM directors are encouraged to attend ABM’s annual meetings. All ABM directors attended the 2006 Annual Meeting and are expected to attend the 2007 Annual Meeting. The principal occupation and certain other information about the nominees and other directors whose terms of office continue after the Annual Meeting are set forth below.

		Position, Principal Occupation, Business Experience
Name	Age	and Directorships

Nominees for Election As Directors with Terms Expiring in 2010
Luke S. Helms	63	Managing Director, Sonata Capital Group, a privately-owned registered investment advisory firm, since June 2000; Vice Chairman of KeyBank from April 1998 to March 2000; Vice Chairman of BankAmerica Corporation and Bank of America NT&SA from May 1993 to October 1996. ABM director since 1995.
Henry L. Kotkins, Jr.	58	Chairman, Chief Executive Officer and a director of Skyway Luggage, a privately-held luggage manufacturer and distributor, since 1980. Also a director of Cutter & Buck Inc. ABM director since 1995.

		Position, Principal Occupation, Business Experience
Name	Age	and Directorships

William W. Steele	70	Retired as an officer and employee of ABM in October 2000 after 43 years of employment, including service as President from November 1991 to October 2000 and Chief Executive Officer from November 1994 to October 2000. Also a director of Labor Ready, Inc. ABM director since 1988.
Directors with Terms Expiring in 2008
Maryellen C. Herringer	63	Chairman of the Board since March 2006. Attorney-at-law; retired Executive Vice President & General Counsel of APL Limited, an international provider of transportation and logistics services. A director of Wachovia Corporation, PG&E Corporation, and Pacific Gas & Electric Company, a subsidiary of PG&E Corporation. ABM director since 1993.
Charles T. Horngren	80	Edmund J. Littlefield Professor of Accounting, Emeritus, Stanford Business School; author and consultant. ABM director since 1973.
Martinn H. Mandles	66	Chairman of the Board of ABM from December 1997 to March 2006. Retired as an officer and employee of ABM in November 2004, after 33 years of employment, including service as Chief Administrative Officer from November 1991 to July 2002 and Executive Vice President from November 1991 to December 1997. ABM director since 1991.
Directors with Terms Expiring in 2009
Linda L. Chavez	59	Chairman of the Center for Equal Opportunity since January 2006; founder and President of the Center for Equal Opportunity from January 1995 through December 2005; radio talk host for WMET since December 2003; author and nationally syndicated columnist and television commentator. A director of Pilgrim’s Pride Corporation. ABM director since 1997.
Theodore T. Rosenberg	98	Retired as an officer and employee of ABM in December 1989, after 61 years of employment, including service as President from 1935 to 1962 and Chairman of the Board from 1962 to 1984. ABM director since 1962.
Henrik C. Slipsager	52	President & Chief Executive Officer of ABM since November 2000; Executive Vice President of ABM and President of ABM Janitorial Services from November 1999 to October 2000; Senior Vice President and Executive Vice President of ABM Janitorial Services from January 1997 to October 1999. ABM director since 2000.

THE BOARD OF DIRECTORS RECOMMENDS VOTES
“FOR” THE ELECTION OF THE NOMINEES AS DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Principles, Bylaws, and Committee Charters

The ABM Corporate Governance Principles reflect the Board of Directors’ commitment to corporate governance and the role of governance in building long-term shareholder value. The actions of the Board in this area are discussed more fully in the Governance Committee Report in this Proxy Statement.

The Corporate Governance Principles, ABM’s Bylaws, and the Charters of the Audit Committee, Compensation Committee, and Governance Committee constitute ABM’s basic governance documents and are available on ABM’s Website under “Governance” at www.abm.com/ir and in printed hardcopy format upon written request to the Corporate Secretary at our corporate headquarters.

Code of Business Conduct & Ethics

The Company has adopted the ABM Code of Business Conduct & Ethics (the “Code of Ethics”) that applies to all directors, officers and employees of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethics is available on ABM’s Website under “Governance” at www.abm.com/ir and in printed hardcopy format upon written request to the Corporate Secretary at our corporate headquarters. If any amendments are made to the Code of Ethics or if any waiver, including any implicit waiver, from a provision of the Code of Ethics is granted to the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, the Company will disclose the nature of such amendment or waiver on its Website.

Audit Committee

The Audit Committee of the Board of Directors oversees the corporate financial reporting process and the internal and independent audits of ABM, and ensures that there is effective communication among the Board, management and the Company’s independent registered public accountant. The responsibilities of the Audit Committee include: (1) selecting the independent registered public accountant, (2) approving the fees for the independent registered public accountant, (3) ensuring the independence of the independent registered public accountant, (4) overseeing the work of the independent registered public accountant, and (5) reviewing ABM’s system of internal accounting controls. The members of the Audit Committee are: Mr. Horngren, Chair, Mr. Helms, and Mr. Steele.

Each member of the Audit Committee is independent under the standards for independence for audit committee members established by the New York Stock Exchange (“NYSE”). In addition, the Board of Directors has determined that each member of the Committee is financially literate and qualifies as an “audit committee financial expert” under the definition promulgated by the Securities and Exchange Commission. Mr. Horngren’s expertise stems from his accounting expertise in assessing the performance of companies with respect to the preparation of financial statements, including his position as the Edmund W. Littlefield Professor of Accounting, Emeritus, at the Stanford University Graduate School of Business, as well as his experience on the ABM Audit Committee. Mr. Helms’ expertise derives from his experience overseeing the performance of companies in the banking industry with respect to the preparation of financial statements and his experience on the ABM Audit Committee. Mr. Steele has relevant experience as the former Chief Executive Officer of the Company, in which capacity he supervised the Chief Financial Officer and the finance department, and in connection with his prior service on the audit committee of Labor Ready, Inc.

Compensation Committee

The Compensation Committee’s responsibilities include: (1) recommending to independent directors the Chief Executive Officer’s compensation, (2) establishing the compensation of executive officers other than the Chief Executive Officer and other employees with compensation above an amount designated by the Committee, (3) reviewing and recommending to the Board the contractual terms and conditions for employment of ABM’s officers, and (4) administering ABM’s equity incentive plans and authorizing equity grants. The members of the Compensation Committee are: Ms. Chavez, Chair, Ms. Herringer, and Mr. Kotkins. Each member of the Compensation Committee is independent under NYSE standards.

Governance Committee

The Governance Committee is responsible for: (1) making recommendations to the Board as to the optimal number of directors on the Board, (2) reviewing and recommending criteria and candidates for selection of new directors and the re-election of incumbent directors, (3) reviewing and recommending management succession plans, (4) non-employee director compensation, and (5) other matters of corporate governance. The members of the Governance Committee are: Mr. Helms, Chair; Ms. Chavez; and Mr. Kotkins. Each member of the Governance Committee is independent under NYSE standards.

Executive Committee

The Executive Committee has the authority to exercise all power and authority of the Board in the management of the business and affairs of ABM, except: (1) any functions delegated to other committees of the Board, and (2) any powers which, under Delaware law, may only be exercised by the full Board. The members of the Executive Committee are: Mr. Steele, Chair; Mr. Rosenberg, Vice-Chair; Ms. Herringer; and Messrs. Helms and Slipsager.

Meetings and Attendance

During the 2006 fiscal year, the Board of Directors met 20 times, the Audit Committee met 27 times, the Compensation Committee met 14 times, the Governance Committee met 11 times and the Executive Committee did not meet. During this period, each director attended more than 75% of the total number of meetings of the Board and of the Committees of which he or she was a member. An executive session of the nonmanagement directors was held at least quarterly and led by the Chairman of the Board. The independent directors also met at least quarterly in executive session. These sessions were led by the Chair of the Committee with responsibilities most closely related to the matters addressed until March 2006, when Ms. Herringer, who is an independent director, began chairing the meetings as Chairman of the Board.

Governance Committee Report

ABM has a long-standing commitment to building shareholder value. The Board believes that corporate governance plays a vital role in establishing long-term success.

A 2003 review of governance best practices identified led the Governance Committee to recommend that the Board implement some additional practices and formalize many ongoing practices in a statement of Corporate Governance Principles that govern the selection of Board candidates, director compensation, Board and Committee evaluation and shareholder rights. The Board adopted the Corporate Governance Principles and took related actions to amend and restate the Charters of the Committees composed of independent directors and the Bylaws to reflect what it believed to be the appropriate standards for ABM and its shareholders. The Governance Committee and the Board reviewed the Corporate Governance Principles, as well as the Committee Charters, during the 2006 self-evaluation process conducted by the Board and each Committee. As a result of the 2006 review several amendments were made to the governing documents, including changes in the Compensation Committee Charter to reflect its new responsibilities under the compensation disclosure rules adopted by the Securities and Exchange Commission. All amendments are posted promptly on ABM’s website. In addition, as a result of an extensive process in 2006 whereby it reviewed market data and National Association of Corporate Directors principles and guidelines regarding director compensation, the Governance Committee recommended for adoption, and the Board of Directors subsequently adopted, the Director Stock Ownership and Retention Guidelines (as described below under the caption “Director Compensation — Stock Ownership Guidelines”).

The Company’s Corporate Governance Principles, Committee Charters for the Audit, Governance, and Compensation Committees, Bylaws, and Code of Business Conduct and Ethics, are available on ABM’s website under “Governance” at www.abm.com/ir. We encourage each of our shareholders to review these documents.

Governance Committee

Luke S. Helms, Chair
Linda L. Chavez
Henry L. Kotkins, Jr.

Identifying and Evaluating Nominees for Directors

The Board is responsible for selecting nominees for election as directors. The Board delegates the screening process involved to the Governance Committee with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. Candidates recommended by the Governance Committee are subject to approval by the Board.

ABM’s Corporate Governance Principles set forth the criteria that apply to Board candidates. In selecting director candidates, the Board looks for pertinent experience in industry, finance, administration, operations or marketing, as well as candidates who bring diversity to the Board. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. The Governance Committee of the Board is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the current composition of the Board.

The Corporate Governance Principles provide that a majority of the ABM directors will be independent and that its Audit Committee, Compensation Committee and Governance Committee shall consist solely of independent directors. Each year the Governance Committee reviews the independence of each of the directors under the New York Stock Exchange listing standards and considers any current or previous employment relationship as well as any transactions or relationships between ABM and directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review is to determine whether any relationships or transactions exist that are inconsistent with a determination that the director is independent. As a result of this review, the Governance Committee affirmatively determined and recommended to the Board that the following directors, none of whom was determined to have any relationship with ABM other than being a director or shareholder or a former employee whose employment ended more than five years ago, be designated as independent: Linda L. Chavez, Luke S. Helms, Maryellen C. Herringer, Charles T. Horngren, Henry L. Kotkins, Jr., and William S. Steele. The Board of Directors accepted this recommendation and made this determination.

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, such as search firms and the relationships of current directors. The Governance Principles do not contain either a mandatory retirement age or term limits because the Board believes that firsthand experience as a director of ABM has been invaluable to the Company’s success. It is the sense of the Board that while mandatory turnover might bring new ideas and perspectives to the Board, term limits and retirement ages can have the effect of sacrificing the experience and expertise of directors who have unique insight into ABM’s business, and that nominations should be made following the specific evaluation of each candidate.

The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. The Governance Committee is currently engaged in a search for additional candidates. The Committee has retained a search firm to assist it in identifying, interviewing, and reviewing the credentials of potential candidates. Candidates may also come to the attention of the Governance Committee through current Board members, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. In evaluating potential nominees, the Governance Committee seeks to achieve a balance of knowledge, experience, capability and diversity on the Board. There is no nominee for election to the ABM Board this year who is not a current director standing for re-election.

Directors are expected to prepare for, attend and participate in Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. Ordinarily, directors who are employees of ABM may not serve on more than two other boards of publicly held companies. Service on other boards and other commitments are considered by the Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-evaluation process.

Shareholder Nominees

The policy of the Governance Committee is to consider shareholder nominations for directors. Following verification of the shareholder status of persons proposing candidates, the Committee will consider the candidates at a regularly scheduled meeting, which would generally be the first or second meeting prior to the issuance of the proxy statement for ABM’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee. The Governance Committee will evaluate shareholder nominees in the same manner as all other nominees.

The Governance Committee received no shareholder nominations in 2006. Any nominations proposed by shareholders for consideration by the Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
ABM Industries Incorporated
160 Pacific Ave., Suite 222
San Francisco, CA 94111

In addition, ABM’s Bylaws permit shareholders to nominate directors for consideration at an annual meeting of shareholders. ABM’s Bylaws provide that shareholders intending to nominate candidates for election as directors at an annual meeting of shareholders must give notice in writing to the Corporate Secretary not less than sixty days prior to the first anniversary of the first mailing of the proxy materials in connection with the previous year’s annual meeting. The notice must include: (1) the name and address of the nominee and the person making the nomination, (2) other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, (3) the nominee’s written consent to serve, if elected, and (4) certain other information set forth in the Bylaws.

Communications to the Board and Nonmanagement Directors

The Board has established an email address for communications to the Board: boardofdirectors@abm.com. Shareholders may also communicate by mail to:

Board of Directors
ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, CA 94111

All mail addressed in this manner will be delivered to the Chair or Chairs of the Committees with responsibilities most closely related to the matters addressed in the communication.

The Board has also established an email address for communications to the nonmanagement directors: nonmanagementdirectors@abm.com. All directors other than Mr. Slipsager, who is an employee, are nonmanagement directors. Shareholders may also communicate by mail to:

Nonmanagement Directors
ABM Industries Incorporated
160 Pacific Avenue
Suite 222
San Francisco, CA 94111

Unless expressly addressed to all nonmanagement directors, all mail (other than advertisements or mail of a similar nature) addressed in this manner will be delivered to the independent director who is the Chair of the Committee with responsibilities most closely related to the matters addressed in the communication and to the Chairman of the Board who is also an independent director.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Compensation

Retainer and Meeting Fees.  During fiscal year 2006, each non-employee director received a retainer fee of $36,000 per year, $1,000 for each telephonic Board or Committee meeting attended lasting less than two hours, and $2,000 for each in-person Board or Committee meeting attended and for each telephonic Board or Committee meeting attended lasting two hours or more. Martinn Mandles, then serving as Chairman of the Board, received a monthly fee of $4,167 for certain transition services through January 31, 2006. Mr. Rosenberg also received an additional monthly fee of $8,333 through January 31, 2006. The Chair of the

Audit Committee received an additional fee equal to 100% of the applicable meeting fee for each Audit Committee meeting attended and each of the Chairs of the Governance Committee, Compensation Committee, and Executive Committee received an additional fee equal to 50% of the applicable meeting fee for each Committee meeting attended. The aggregate amount paid to non-employee directors for fiscal year 2006 meeting and retainer fees, including the monthly fees to Messrs. Mandles and Rosenberg described above was $872,579.

In fiscal 2007, non-employee directors receive an annual retainer of $40,000, and meeting fees of $2,000 for Board and Audit Committee meetings and $1,500 for meetings of the Compensation Committee, Executive Committee and Governance Committee. In addition, the Chairman of the Board receives an additional retainer of $40,000 per year; the Chair of the Audit Committee receives an additional retainer of $15,000 per year; the Chair of the Compensation Committee receives an additional retainer of $7,500 per year; and the Chairs of the Executive Committee and Governance Committee receive additional retainers of $5,000 per year. ABM also reimburses its non-employee directors for their out-of-pocket expenses incurred in attending Board and Committee meetings.

2006 Equity Grants.  Pursuant to the terms of ABM’s Time-Vested Incentive Stock Option Plan, on the first business day of 2006, each non-employee director received a stock option grant for 10,000 shares of ABM common stock, with an exercise price set at the fair market value of ABM common stock on the date of grant. The stock options vest annually in equal increments over five years. The exercise price of the grants made on November 1, 2005 is $19.78 per share. The Black-Scholes value of each 10,000 share grant on November 1, 2005 was $5.59. As a result of shareholder approval of the ABM 2006 Equity Incentive Plan in May 2006, no additional grants will be made under the Time-Vested Incentive Stock Option Plan.

Stock Ownership Guidelines.  The Board of Directors expects all directors to display confidence in ABM by ownership of a significant amount of stock. On September 6, 2006, the Board adopted Director Stock Ownership and Retention Guidelines. The target ownership for a director is a number of shares with a fair market value of three times the director’s annual retainer. The Governance Committee will periodically assess the guidelines and directors’ ownership relative to these guidelines and make recommendations as appropriate. To facilitate directors’ compliance with the stock ownership guidelines, the Board has established holding period requirements for directors receiving equity compensation awards under the 2006 Equity Incentive Plan. Directors who are not at their targeted stock ownership level must hold 50% of any net shares realized until they reach their target. “Net shares realized” means unrestricted shares acquired by a director under the 2006 Equity Incentive Plan net of any shares sold to pay the exercise price (if any) and an amount equal to the taxes that would have been withheld by ABM were the director an employee. In addition, until the target is met a director must defer 25% of restricted stock unit grants with settlement to occur in stock beginning six months after retiring from the Board.

Future Equity Grants.  The Board of Directors has established an annual equity grant program for non-employee directors under the terms of the ABM 2006 Equity Incentive Plan. On the date of the annual meeting of shareholders each year beginning with the 2007 Annual Meeting, each of the non-employee directors will receive a grant of restricted stock units (“RSUs”) with a value of $70,000, calculated by dividing $70,000 by the fair market value of ABM common stock on the date of grant. The RSUs will vest in equal pro-rata amounts over a three year period. The RSUs will be credited with dividend equivalents that will be converted to additional stock units on the same terms and conditions as the underlying restricted stock units. The RSUs will be settled in shares of common stock upon the date of vesting or if deferred under a director deferred compensation plan on the settlement date under that plan. These grants are in part designed to help non-employee directors attain their targeted ownership under the Director Stock Ownership and Retention Guidelines.

Director Retirement Plan and Deferred Compensation Plan.  On October 23, 2006, the Board adopted an unfunded Non-Employee Director Deferred Compensation Plan effective October 31, 2006. Non-employee directors were offered the opportunity to convert their interests in the Non-Employee Director Retirement Plan to a Deferred Compensation Plan Account in the Director Deferred Compensation Plan (Deferred Compensation Account) or to RSUs. Directors who did not convert their interests would not have been eligible for the annual RSU grants. All non-employee directors elected to convert their benefits. Retirement plan benefits converted to Deferred Compensation Accounts are credited with interest during the deferral period based on the prime rate up to six percent and if the prime rate exceeds six percent then at six percent plus one-half of the excess over six percent. Directors who elected to receive RSUs will receive the number of RSUs under the ABM 2006 Equity Incentive Plan determined by dividing the amount of retirement benefits by the fair market value of ABM common stock on the date of the 2007 Annual Meeting of Shareholders. In the event of a director’s termination of service prior to the 2007 Annual Meeting of Shareholders on account of the director’s death or disability or a Change in Control, a director who elected RSUs shall be deemed to have converted his or her retirement benefits to a Deferred Compensation Account. Directors who, prior to November 1, 2007, voluntarily resign from the Board for any reason other than disability or a Change in Control will forfeit their RSUs or Deferred Compensation Account balance. Directors who stop serving on the Board after October 31, 2007, will receive a distribution of either (1) the RSUs (settled in ABM common stock) granted in connection with the termination of the director retirement plan or (2) their Deferred Compensation Account balance with respect to the converted retirement plan benefits, paid in a lump sum or over ten years as elected by the director. If a director dies, RSUs (settled in ABM common stock) or the Deferred Compensation Account balance will be distributed to the designated beneficiary.

The value of the benefits eligible for conversion to RSUs or a Deferred Compensation Account was calculated based on the value of the director’s retirement benefits at October 31, 2006, without taking into consideration a director’s age or any benefits restrictions based on age or period of service. These values were $273,301 for each of Ms. Herringer and Messrs. Helms, Horngren, Kotkins, and Rosenberg. The values for Ms. Chavez and Messrs. Mandles and Steele were $255,081, $54,660, and $163,980 respectively. Messrs. Kotkins, Mandles, Rosenberg and Steele elected to convert their interests to RSUs. Ms. Chavez, Ms. Herringer and Messrs. Helms and Horngren elected to convert their interests to Deferred Compensation Accounts.

Former Officer Retirement Payments.  Mr. Steele retired as an officer and employee of ABM in October 2000. Pursuant to his previous employment contract, ABM is paying retirement benefits of $8,333 per month to Mr. Steele for a ten-year period ending June 2011. The amount accrued for this benefit in 2006 was $28,498. ABM also contributes up to $901 per month toward medical and dental insurance for Mr. Steele and his spouse (until each is age seventy-five) and provides him with $150,000 in life insurance coverage for the remainder of his life. In addition, under the terms of the previous employment contract, ABM pays certain club dues for Mr. Steele, which totaled $3,789 in fiscal year 2006.

Mr. Mandles retired as an officer and employee on November 1, 2004. Pursuant to his previous employment contracts, ABM is paying retirement benefits of $4,167 per month to Mr. Mandles for a ten-year period ending October 2015. The amount accrued for this benefit in 2006 was $21,413. Mr. Mandles also receives $150,000 in life insurance for the remainder of his life in accordance with the applicable ABM policy.

The late Sydney J. Rosenberg, brother of Theodore Rosenberg, retired as a director, officer and employee of ABM in December 1997. Pursuant to his previous employment contract, ABM began making payments to Sydney J. Rosenberg, and will continue making payments to his estate, of $8,333 per month for a period of ten years ending November 2007. Under the same agreement, ABM also pays $6,000 per year to the widow of Sydney J. Rosenberg for the same ten-year period to assist with medical and dental expenses.

Other Arrangements.  ABM has entered into indemnification agreements with its directors. These agreements, among other things, require ABM to indemnify its directors against certain liabilities that may arise in connection with their services as directors to the fullest extent provided by Delaware law.

Compensation Committee Interlocks and Insider Participation

Linda L. Chavez, Maryellen C. Herringer, and Henry L. Kotkins, Jr. currently serve as members of the Compensation Committee of the Board. They have no relationships with ABM other than as directors and shareholders. During fiscal year 2006, no executive officer of ABM served as a member of the compensation committee or as a director of any other for-profit entity other than subsidiaries of ABM.

EXECUTIVE COMPENSATION

Compensation Committee Report

Philosophy of the Compensation Program.  Because ABM is primarily a service business, the leadership of its executive officers is crucial to ABM’s growth. The Compensation Committee believes that the policies underlying ABM’s executive compensation programs must support ABM’s goal of enhancing shareholder value by providing compensation that reflects the performance of ABM and the executives, compares reasonably with compensation in relevant peer group companies, and attracts and retains high-quality executives. Each executive officer is compensated through a combination of annual salary, bonus and equity grants. Employment agreements with ABM’s executive officers set forth the terms and conditions of their employment. On an annual basis, the Committee reviews the overall compensation package of each executive officer and considers it in relation to the executive’s past performance, expectations as to the executive’s future performance, ABM’s profitability, and compensation of similar executives by peer group companies.

Compensation Committee Responsibilities.  The Compensation Committee’s responsibilities are set forth in the Charter of the Compensation Committee. These include granting equity awards to employees, establishing the compensation of executive officers other than the Chief Executive Officer, setting the performance objectives of the Chief Executive Officer, and making recommendations to the independent directors of the Board of Directors on the salary and bonus of the Chief Executive Officer. The Committee also evaluates the Company’s responsibilities under Section 304 of the Sarbanes-Oxley Act.

Compensation Committee Advisors.  To assist the Compensation Committee in fulfilling its responsibilities, the Committee retains the services of an independent executive compensation consulting firm to evaluate ABM’s executive compensation programs, the types of compensation and the compensation levels of its executive officers. The Committee also obtains information and assistance from ABM’s Senior Vice President, Human Resources, and ABM’s compensation consultant.

Compensation Program.  In 2006, the Compensation Committee continued its ongoing review of the Company’s compensation program and compared the salary, bonus and long-term incentive compensation of executives against a peer group of companies providing business services similar to those services provided by ABM, a peer group of human capital intensive companies with similar revenue, and certain nationally-published compensation surveys. Based on this evaluation, the Committee revised the compensation program to increase the portion of annual cash compensation and long-term equity compensation that is contingent on performance. The 2006 Equity Incentive Plan, adopted by the Board of Directors and approved by shareholders in 2006, allows the Committee to be more flexible, to establish more specific performance objectives linked directly to equity compensation, and to be more cost-effective and efficient relative to potential dilution in the use of equity compensation. The Committee anticipates that in 2008, the Company will effect a program of annual equity grants to senior executives and other key employees.

Tally Sheets.  One of the tools used by the Compensation Committee in reviewing the compensation levels of the five most highly compensated executive officers (the “named executives”) is a tally sheet, which helps the Committee understand and evaluate the cumulative effect of compensation decisions. The sheets set out the value of compensation and benefits provided to named executives during a specific fiscal year and also include the total compensation and benefits, liabilities or payments to be made to a named executive upon retirement or other termination of employment. In 2007, the Committee will review tally sheets for a broader group of senior executives.

Stock Ownership Guidelines.  On October 2, 2006, the Compensation Committee adopted stock ownership guidelines for senior executives that are based on a multiple of base salary: Chief Executive Officer, shares with a fair market value equal to three times; Executive Vice Presidents, shares with a fair market value equal to two times; and Senior Vice Presidents and certain subsidiary senior officers, shares with a fair market value equal to one time. Executives are expected to achieve their targets within five years of becoming subject to the ownership guidelines. The Compensation Committee will periodically assess the guidelines and the officers’ ownership relative to these guidelines, and make recommendations as appropriate. Progress toward targeted ownership levels will be communicated to the Compensation Committee semi-annually and may be taken into consideration in future grants to executives. In addition, executives who are not at their targeted stock ownership level must hold 50% of the net shares realized for a minimum of one year. “Net shares realized” means unrestricted shares acquired by an executive under the 2006 Equity Incentive Plan net of any shares sold to pay the exercise price (if any) and taxes withheld.

2006 Equity Incentive Plan.  In January 2006, the Board of Directors approved the 2006 Equity Incentive Plan, which was then approved by ABM shareholders in May 2006. The purpose of the 2006 Equity Incentive Plan is to provide stock-based compensation to employees and non-employee directors to promote close alignment among the interests of employees, directors and shareholders. Effective with its adoption, the 2006 Equity Incentive Plan became the only plan for providing stock-based incentive compensation to employees and non-employee directors of ABM and its affiliates, and all future grants are subject to its terms and conditions. The 2006 Equity Incentive Plan is an “omnibus” plan that provides for a variety of equity and equity-based award vehicles. The 2006 Equity Incentive Plan will allow for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares, and other share-based awards. The Compensation Committee intends to use the 2006 Equity Incentive Plan to:

•	Motivate and reward long-term strategic management that results in profitable growth and sustained shareholder value creation

•	Align employee interests with those of shareholders

•	Reinforce a strong management team commitment to ABM’s long-term success

•	Provide meaningful long-term incentive award opportunity as part of a competitive total compensation program that enables ABM to attract and retain its key employees

•	Encourage stock ownership among executives and other key employees

•	Manage costs effectively through program design and administration guidelines in terms of accounting, tax, cash flow and shareholder dilution

•	Structure grants to be responsive to changes in the Company’s business environment and compensation objectives

In determining the levels of equity grants, the Committee considers the employee’s level of responsibility and performance, comparative compensation information, ABM’s overall profitability and the anticipated expense, as well as prior equity awards. During the fiscal year ended October 31, 2006, the Committee determined that ABM’s long-term executive equity compensation was below the median level of the peer group companies reviewed and made grants to a number of executive officers and other employees. Seven executive officers received 22,643 RSUs, 43,866 performance shares, and 81,789 stock options under the 2006 Equity Incentive Plan. In terms of value, the grants to Messrs. McClure and Zaccagnini and Ms. Auwers were apportioned in a manner in which 25% of the value came in the form of RSUs, 50% in the form of performance shares and 25% as stock options. In addition, the Committee approved grants to 231 other employees of an aggregate of 213,732 RSUs, 80,788 performance shares, and 48,661 stock options under the 2006 Equity Incentive Plan.

In January 2007, the Committee authorized the grant to a number of employees, including Mr. Slipsager, of equity awards of a specified value, which grants the Committee anticipates will be effective in March 2007. The aggregate value authorized for Mr. Slipsager was $1,120,000, which value will be divided equally among RSUs, performance shares and nonqualified stock options based on the fair market value of ABM common stock two days after the filing of ABM’s quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2007. The vesting of the performance shares is tied to three-year profit margin and revenue targets in the period ending October 31, 2009. In addition, the Committee approved grants to 73 other employees that will be effective on the same date and that will have an aggregate value of $1,394,686, of which 5% of the value will be in nonqualified stock options, 15% in performance shares, and 80% in RSUs. The Committee anticipates that additional 2007 grants may be made to newly retained executives or individuals who are promoted into key positions. The Committee expects to implement an annual grant program for executives and key employees in 2008.

Contingent Cash Awards.  Annual bonuses are an important part of overall executive officer compensation because bonuses give these officers a material stake in the financial performance of ABM by rewarding their performance in relationship to the performance of ABM or the operating subsidiaries that employ them. In 2006 the Company established ABM’s 2006 annual performance incentive program for executives and key employees other than the Chief Executive Officer. Bonuses were based on Company financial performance, operating company and departmental performance, and individual performance, with the allocation among criteria varying based upon position and responsibilities. In addition, bonuses paid to the named executives are subject to the limits established under the Executive Officer Incentive Plan approved by shareholders in May 2006.

Basis for CEO Cash Compensation.  Since 2004, the Chairs of the Audit Committee, Compensation Committee and Governance Committee interview each director at year end concerning the Chief Executive Officer’s performance. The results of the interviews are reported to the Compensation Committee and used by that Committee to establish its recommendation for the Chief Executive Officer’s bonus for the completed year and salary and target bonus for the following year, as well as the Chief Executive Officer’s performance objectives for the following year. The Compensation Committee also reviews survey information and confers with its independent compensation consultant.

In approving Mr. Slipsager’s bonus for 2006 and base compensation and target bonus for 2007, the Compensation Committee and the independent directors used both objective and subjective criteria and considered in particular the timely completion of audited financial statements and Sarbanes Oxley Section 404 certification, the revenue and earnings growth in three of ABM’s business segments, the improvement in the Company’s security business after the setback early in the calendar year, the improvements in the Company’s insurance and risk management programs, progress in executive development and succession planning, and the improvement of risk assessment of litigation.

For fiscal year 2006, Mr. Slipsager’s salary was $700,000 and his bonus was $612,500. For fiscal year 2007, Mr. Slipsager’s salary remains at $700,000. His target bonus has been established at 80% of his base salary and may range from 0 to 150% of his target bonus. In 2005, Mr. Slipsager, who had not received stock option grants in 2003 or 2004, was granted options for 100,000 shares under the 2002 Price-Vested Plan. The 2002 Price-Vested Plan limits the number of options that can be granted to any individual to 200,000 shares, and this option grant caused Mr. Slipsager to reach that limit. As a result, the Committee also granted Mr. Slipsager options for 100,000 shares under the Time-Vested Plan during fiscal 2005 and options for an additional 57,000 shares under the Time-Vested Plan shortly after the end of fiscal year 2005. Mr. Slipsager’s grants in 2007 are discussed above.

In recommending Mr. Slipsager’s cash compensation to the Board and in making equity grants to Mr. Slipsager, the Compensation Committee takes into consideration Mr. Slipsager’s participation in other Company plans. Mr. Slipsager is eligible for two senior executive plans that were offered to executives at the time Mr. Slipsager joined ABM and are now closed to new employees. In the Supplemental Executive Retirement Plan, Mr. Slipsager continues to vest in benefits that will entitle him to ten years of payments of $100,000 annually beginning at age 65. He will be fully vested in this benefit after ten years of employment, which will occur in 2009. Mr. Slipsager is also entitled to benefits under the Service Award Plan, in which his benefits are capped at 51 days of pay at the then current rate, payable upon termination of employment.

Severance Agreements.  The Company has entered into agreements with Mr. Slipsager and the other named executives to provide for severance compensation should their employment with the Company be terminated under certain defined circumstances following a change in control (as defined in the agreement). The Compensation Committee and the Board believe that these agreements will help the Company retain its executive leadership in the event of a possible change of control and should such change of control occur, will help retain executive talent through the transition period and for the new organization. The terms of Mr. Slipsager’s severance agreement and employment agreement are described in Employment and Severance Agreements; Perquisites, in this Proxy Statement.

Perquisite Review.  On an annual basis, the Compensation Committee reviews the perquisites for senior executives. For the Chief Executive Officer, these include an automobile lease, payment of gasoline charges, office parking and club dues. The Compensation Committee believes that these perquisites, which are generally available to other senior executives at the Company, fall within the bounds of reasonable executive compensation. The Chief Executive Officer also participates in the Company’s general welfare and benefit plans, including its 401(k) Investment Plan and Employee Stock Purchase Plan, on the same basis as other employees.

IRC Section 162(m).  ABM does not expect the deductibility limit of Section 162(m) of the Internal Revenue Code to have a material effect on ABM in 2006 because only Mr. Slipsager’s taxable compensation exceeded $1,000,000. In 2006 Mr. Slipsager deferred all amounts in excess of $1,000,000 under the ABM Deferred Compensation Plan. In future years, the Compensation Committee anticipates that executive officers’ bonuses will be fully deductible under Section 162(m) in accordance with the Executive Officer Incentive Plan approved by shareholders in 2006. Performance shares and non-qualified options granted under ABM’s equity plans are exempt from the deductibility limitation because such options qualify as “performance-based” compensation under Section 162(m). Incentive stock options granted under ABM’s stock option plans generally do not entitle ABM to a tax deduction without regard to Section 162(m) and the Committee no longer grants incentive stock options. Although certain forms of equity grants under the proposed 2006 Equity Incentive Plan will not qualify as performance-based under Section 162(m), the Compensation Committee expects to manage its executive compensation program to maintain the deductibility of compensation.

Compensation Committee

Linda L. Chavez, Chair
Maryellen C. Herringer
Henry L. Kotkins, Jr.

Compensation of Executive Officers

The compensation of the Chief Executive Officer and the four other most highly compensated executive officers of ABM during fiscal year 2006 is set forth below for fiscal years 2006, 2005 and 2004. The column regarding “Long-Term Incentive Plan Payouts” is excluded because no reportable payments in those categories were made to these persons in or for the relevant years.

Summary Compensation Table

							Long-Term Compensation Awards
		Annual Compensation					Restricted		Securities
	Fiscal					Other Annual	Stock		Underlying	All Other
Name and Principal Position	Year	Salary($)		Bonus($)		Compensation(2)	Awards($)		Options(#)	Compensation($)

Henrik C. Slipsager	2006	700,000	(1)	612,500	(1)	31,614	0		57,000	4,400	(3)
President & Chief	2005	677,950		338,975		36,253	0		200,000	4,200	(3)
Executive Officer	2004	677,950		234,549		31,963	0		0	4,100	(3)
James P. McClure	2006	439,300		289,938		23,796	114,805	(4)	23,646	9,550	(3)
Exec. VP & President							229,590	(5)
of ABM Janitorial Services	2005	439,300		210,864		23,051	0		125,640	3,225	(3)
	2004	439,300		179,937		22,037	0		0	8,200	(3)
George B. Sundby	2006	350,000		270,000		23,438	0		0	8,800	(3)
Executive VP &	2005	350,000		101,500		20,587	0		101,000	8,400	(3)
Chief Financial Officer	2004	343,489		56,424		18,043	0		0	8,200	(3)
Steven M. Zaccagnini	2006	400,000	(1)	220,000		19,867	102,044	(4)	21,019	8,800	(3)
Executive VP & President							204,089	(5)
of ABM Facility Services	2005	319,815	(1)	179,098		11,466	0		100,000	8,290	(3)
	2004	309,000	(1)	108,150		17,421	0		0	10,328	(3)
Linda S. Auwers	2006	310,746		149,158		14,287	70,761	(4)	14,577	9,428	(3)
Senior VP, General							141,541	(5)
Counsel & Corporate	2005	306,153		86,657		15,271	0		75,000	9,686	(3)
Secretary	2004	295,025		60,371		14,908	0		0	18,153	(6)

(1)	Annual compensation for each year includes amounts deferred under ABM’s Deferred Compensation Plan.

(2)	The fiscal year 2006 aggregate incremental costs for perquisites and personal benefits include the following: Mr. Slipsager, $13,769 for automobile allowance and expenses, $14,617 for club dues; and $3,228 for parking expenses; Mr. McClure, $14,377 for automobile allowance and expenses, $9,024 for club dues, and

$395 for other perquisites; Mr. Sundby, $12,127 for automobile allowance and expenses; $5,000 for reimbursement of medical examination expenses; $3,600 for parking; and $2,711 for club dues; Mr. Zaccagnini, $12,512 for automobile allowance and expenses, $6,780 for club dues; $797 in above-market interest under the ABM Deferred Compensation Plan, and $575 for other perquisites; and Ms. Auwers, $10,470 for automobile allowance and expenses, $3,600 in lieu of parking expenses, and $217 for other perquisites. The fiscal year 2005 aggregate incremental costs for perquisites and personal benefits include the following: Mr. Slipsager, $14,188 for automobile allowance and expenses, $14,843 for club dues; $5,039 for parking expenses, and $2,183 for other perquisites; Mr. McClure, $13,689 for automobile allowance and expenses, $8,473 for club dues and $889 for other perquisites; Mr. Sundby, $12,576 for automobile allowance and expenses; $3,600 for parking; and $4,411 for club dues; Mr. Zaccagnini, $10,845 for automobile allowance and expenses, $177 in above-market interest under the ABM Deferred Compensation Plan, and $444 for other perquisites; and Ms. Auwers, $11,215 for automobile allowance and expenses, $3,600 in lieu of parking expenses, and $456 for other perquisites. The fiscal year 2004 aggregate incremental costs for perquisites and personal benefits include the following: Mr. Slipsager, $13,523 for automobile allowance and expenses, $12,827 for club dues; $5,218 for parking expenses, and $395 for credit card fees; Mr. McClure, $10,305 for automobile allowance and expenses, $1,500 for parking expenses, and $10,232 for club dues; Mr. Sundby, $11,687 for automobile allowance and expenses; $2,756 for club dues; and $3,600 for parking expenses; Mr. Zaccagnini, $10,866 for automobile allowance and expenses and $6,555 for club dues; and Ms. Auwers, $11,308 for automobile allowance and expenses, and $3,600 in lieu of parking expenses. ABM did not provide reimbursement for personal income taxes associated with any of these perquisites or personal benefits.

(3)	ABM’s contribution to the 401(k) Plan, in which all employees are generally eligible to participate.

(4)	Restricted stock units granted on October 2, 2006 under the 2006 Equity Incentive Plan, representing a contingent right to receive shares of common stock. Units vest 50% on the 2nd anniversary and 50% on the 4th anniversary and will be settled in shares of common stock. Dividend equivalent rights will accrue. The fair market value of ABM common stock on the date of grant was $18.71. The year end value of the restricted stock units was $121,861 for Mr. McClure, $108,316 for Mr. Zaccagnini and $75,111 for Ms. Auwers.

(5)	Performance shares granted on October 2, 2006 under the 2006 Equity Incentive Plan, representing a contingent right to receive shares of common stock. Performance shares will vest after the end of fiscal year 2008 based on two-year profit margin and revenue targets in the period ending October 31, 2008. If financial performance is less than these targets but above a specified threshold then fewer performance shares will vest, and those performance shares that do not vest will be forfeited. If financial performance does not meet the specified threshold, then no performance shares will vest and all will be forfeited. In the event of acquisitions, the Compensation Committee may adjust these targets to reflect the financial impact of the acquisition on ABM results. Dividend equivalent rights will accrue. The fair market value of ABM common stock on the date of grant was $18.71. The year end value of the performance shares was $243,702 for Mr. McClure, $216,633 for Mr. Zaccagnini and $150,241 for Ms. Auwers.

(6)	Includes $14,025 in reimbursement of relocation expenses and $4,128 in contributions to ABM’s 401(k) Plan.

Options Granted to Executive Officers

The persons named in the Summary Compensation Table received the stock option grants set forth below in fiscal year 2006.

Stock Option Grants in Last Fiscal Year

	Individual Grants
	Number of		% of Total			Potential Realizable Value
	Securities		Options			At Assumed Annual Rates
	Underlying		Granted to	Exercise		of Stock Price Appreciation
	Option		Employees in	or Base	Expiration	for Option Term(2)
Name	Granted(#)		Fiscal Year	Price(1)	Date	5%	10%

Henrik C. Slipsager	57,000	(3)	13.6	20.83	11/29/2015	746,693	1,892,266
James P. McClure	23,646	(4)	5.6	18.71	10/2/2013	446,904	419,728
George B. Sundby	0		0	0	0	0	0
Steven M. Zaccagnini	21,019	(4)	5.0	18.71	10/2/2013	397,255	373,098
Linda S. Auwers	14,577	(4)	3.5	18.71	10/2/2013	275,502	258,749

(1)	The exercise price equals the fair market value of ABM common stock on the date of grant.

(2)	A term of ten years has been used in calculating assumed appreciation for the grant to Henrik C. Slipsager. A term of seven years has been used in calculating assumed appreciation for the grants to James P. McClure, Steven M. Zaccagnini, and Linda S. Auwers. No gain to the optionee is possible without an increase in the price of ABM common stock from the exercise price, which will benefit all shareholders.

(3)	Time-Vested Stock Options, which vest 20% per year over the first five years. However, subject to a modified cap, these options may be immediately exercised in the event of a “Change of Control” as defined in the Time-Vested Plan.

(4)	Nonqualified stock options that vest 25% on October 2, 2007, and 25% on the anniversary of the date of grant in each of the following three years. However, one year after the date of grant and subject to a modified cap these options may be immediately exercised in the event of a “Change of Control” as defined in the 2006 Equity Incentive Plan.

Options Exercised and Fiscal Year-End Stock Option Values

The following table sets forth certain information concerning the value of stock options owned at fiscal year end by the persons named in the Summary Compensation Table.

Aggregated Stock Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Stock Option/SAR Values

			Common Shares Underlying
	Shares		Unexercised Options/SARs		Value of Unexercised In-the-Money Options/SARs at
	Acquired on	Value	At October 31, 2006 (#)		October 31, 2006(1)
Name	Exercise(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Henrik C. Slipsager	-0-	-0-	325,000	342,000	1,733,855	517,005
James P. McClure	-0-	-0-	181,128	237,158	486,100	597,028
George B. Sundby	-0-	-0-	127,600	153,400	516,590	297,010
Steven M. Zaccagnini	-0-	-0-	46,000	175,019	199,550	384,022
Linda S. Auwers	-0-	-0-	44,000	165,577	260,040	582,924

(1)	The value of unexercised in-the-money options equals the difference between the option exercise price and $19.86, the closing price of ABM common stock on the New York Stock Exchange on October 31, 2006, multiplied by the number of shares underlying the option.

Employment and Severance Agreements; Perquisites

ABM or its subsidiaries have written employment agreements with the named executive officers as well as certain other officers. These employment agreements provide for annual salaries in amounts established by the independent directors for Mr. Slipsager and the Compensation Committee for the other named executives, which for 2007 have been established for Henrik C. Slipsager, $700,000; James P. McClure, $450,000; George B. Sundby, $360,000; Steven M. Zaccagnini, $420,000; and Linda S. Auwers, $325,000. These employment agreements provide for annual bonuses based on a target percentage of base salary, in each case subject to modification based on corporate, subsidiary, and individual performance.

For 2007, Mr. Slipsager’s bonus target is 80% of base compensation and may range from 0% to 150% of the targeted amount. His performance objectives are based on a number of financial, operational, and control related targets and are further subject to the limits of the Executive Officer Incentive Plan discussed below. The target bonuses for each of the other named executive officers are 65%, 55%, 50% and 40% of base compensation for Messrs. McClure, Zaccagnini, Sundby, and Ms. Auwers, respectively, and are further subject to the limits of the Executive Officer Incentive Plan. Messrs. McClure’s and Zaccagnini’s bonuses will be based 40% on the performance of the operations headed by the executive; 20% on Company performance, and 40% on individual performance in providing strategic leadership, employee leadership, and effective compliance and administration. Mr. Sundby’s bonus for fiscal year 2007 will be based 60% on Company performance and 40% on individual performance. Ms. Auwers’s bonus for fiscal year 2007 will be based 50% on Company performance, 20% on the performance of those functions for which she is responsible, and 30% on individual performance. For each of these four executives, the Company and operational performance components may range from 0% to 200% of the target amounts and the individual and functional performance components may range from 0% to 150% of the target amounts.

Each of the employment agreements for the named executive officers extends through October 2007, but extends automatically for an additional one-year period if a notice of non-renewal is not given at least 90 days prior to the termination date. The employment agreements may also terminate earlier in connection with termination for cause, voluntary termination by the executive or upon total disability or death of the named executive officer. Under the employment agreements, the named executive officers are also eligible for other customary benefits including, but not limited to, participation in ABM’s 401(k) Plan, as well as group life, health, and accidental death and disability insurance programs. Under ABM policies, ABM also provides certain other perquisites, such as automobiles or automobile allowances and expenses, club dues, and incidental personal benefits, including office parking.

In addition, ABM has entered into severance agreements with each of the named executive officers to assure continuity of the Company’s senior management and to provide the named executives officers with stated severance compensation should their employment with the Company be terminated under certain defined circumstances following a change in control (as defined in the agreements). The agreements are considered to be “double trigger” arrangements where the payment of severance compensation is predicated upon the occurrence of two triggering events: (1) the occurrence of a change in control; and (2) either the involuntary termination of employment with the Company (other than for “cause” as defined in the agreement) or the termination of employment with the Company for “good reason” as defined in the agreement. The stated benefits consist of (1) a lump sum payment in an amount equal to two times (three times, in the case of Mr. Slipsager) the sum of base salary (at the rate in effect for the year in which the termination date occurs) and current target bonus; (2) the continuation of all health benefits or reasonably equivalent benefits for 18 months following the date of termination; and (3) a lump sum cash payment equal to the sum of any unpaid incentive compensation that was earned, accrued, allocated or awarded for a performance period ending prior to the termination date plus the value of any annual bonus or long-term incentive pay earned, accrued, allocated or awarded with respect to service during the performance period. Any payments under the severance agreements will be reduced to the extent that the named executive officer receives payments under his or her employment agreement with the Company following a termination of employment.

Payments and benefits under the severance agreements (as well as under all other agreements or plans covering the named executive officer) are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by the named executive officer (the “modified cap”) with one exception. The exception is that the reduction may be made to the extent the named executive officer would be entitled to receive, on a net-after tax basis, at least 90% of the severance payment he or she would otherwise be entitled to under the severance agreement. In consideration for the protection afforded by the severance agreements, the named executive officers agreed to non-competition provisions for the term of employment and for varying periods of time thereafter.

ABM equity grants prior to fiscal year 2006 held by the named executive officers and the November 2005 grant to Mr. Slipsager vest upon change of control as defined in the applicable plan but include the modified cap. Grants in fiscal year 2006 other than the November 2005 grant to Mr. Slipsager will vest upon a change of control occurring more than one year after the date of grant. All fiscal 2006 and 2007 grants are also subject to the modified cap.

Executive Officer Incentive Plan

The Executive Officer Incentive Plan (“EOIP”) was approved by ABM shareholders in 2006. The purpose of the EOIP is to advance and promote the interests of the Company and its shareholders by providing performance-based incentives to certain employees to motivate those employees and to reward employees who achieve above-average financial and nonfinancial goals. The EOIP is administered by the Compensation Committee except that a committee consisting of each of the independent directors of the Board administers the EOIP with respect to cash incentive awards to the Chief Executive Officer. The aggregate fund available for bonuses under the EOIP is three percent of pre-tax operating income for the award year. The individuals eligible to participate in the EOIP are the individuals who are the named executives for that year. Awards under the EOIP are in the discretion of the administrator provided that the aggregate of all awards shall not exceed the aggregate fund available for the applicable award year and individual awards shall be subject to the individual award limits described below. In 2006, the award to the CEO could not exceed 35% of the aggregate fund; the awards to the second covered employee could not exceed 20% of the aggregate fund and the awards to each of the remaining covered employees could not exceed 15% of the aggregate fund. At the beginning of each fiscal year the Compensation Committee establishes the maximum percentages of the aggregate fund to be awarded to each of the named executives. The same limits have been adopted for 2007. EOIP awards are made in lieu of any awards under the Company’s performance incentive program, but the target bonuses and performance goals established under the performance incentive plan for the eligible executives will be utilized by the administrator in exercising its negative discretion to determine the awards to be payable under the EOIP. The administrator has discretion under the performance incentive program to make awards that exceed the target bonus ranges and will retain that authority with respect to awards made under the EOIP, so long as they do not exceed EOIP limits.

Supplemental Executive Retirement Plan

The Company has unfunded retirement agreements for 46 current and former senior executives, including two current directors who were former senior executives, many of whom are fully vested. The retirement agreements provide for monthly benefits for ten years commencing at the later of the respective retirement dates of those executives or age 65. The benefits are accrued over the vesting period. Effective December 31, 2002, this plan was amended to preclude new participants.

When fully vested, the current supplemental executive retirement benefits shall provide the following for the persons named in the Summary Compensation Table: for Henrik C. Slipsager, $1,000,000; for James P. McClure, $250,000; and for George B. Sundby and Steven M. Zaccagnini, $150,000. The amounts currently vested are $998,000, $229,000, $81,250 and $66,000 for Messrs. Slipsager, McClure, Sundby and Zaccagnini, respectively. The amounts accrued in 2006 for these benefits for the named executives were $21,480, $6,791, $8,110 and $4,637, respectively. Ms. Auwers is not eligible to participate in this plan.

Service Award Benefit Plan

The Company has an unfunded service award benefit plan, with a retroactive vesting period of five years. This plan is a “severance pay plan” as defined by the Employee Retirement Income Security Act (“ERISA”) and covers certain qualified employees. The plan provides participants, upon termination, with a guaranteed seven days pay for each year of employment between November 1989 and January 2002. The amount of the payment is based on the final average annual compensation, up to a maximum of $175,000, received by the employees during their last three full years of full-time employment with ABM. The amount of payment under the plan, together with any other severance pay paid to the employee, cannot exceed two times the compensation received by the employee in the twelve-month period preceding the termination of employment. If the employee is terminated for cause (such as theft or embezzlement), such employee forfeits any benefits payable under the plan. Mr. Slipsager’s benefit under this plan will be based on 51 days’ pay and Mr. McClure’s on 122 days’ pay. Were Messrs. Slipsager and McClure to have terminated service effective October 31, 2006, they would have been eligible to receive $34,327 and $82,115 under the plan. The other persons named in the Summary Compensation Table are not eligible to participate in this plan.

Deferred Compensation Plan

ABM’s Deferred Compensation Plan is an unfunded deferred compensation plan available to executive, management, administrative, and sales employees whose annualized base salary exceeds $100,000. The plan allows employees to make pre-tax contributions from 1% to 20% of their compensation, including base pay and bonuses. Deferred amounts earn interest equal to the prime interest rate on the last day of the calendar quarter up to 6%. If the prime rate exceeds 6%, the plan interest rate is equal to 6% plus one-half of the excess of prime rate over 6%. The average interest rate credited to the deferred compensation amounts for 2006 was 6.98%. The Deferred Compensation Plan benefits of Mr. Zaccagnini are described in the Summary Compensation Table. Mr. Slipsager also participated in this plan in fiscal year 2006 but was not credited with any interest.

AUDIT RELATED MATTERS

Audit Committee Report

The Audit Committee reviews ABM’s financial reporting process on behalf of the Board and selects ABM’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm retained by the Audit Committee is responsible for performing an independent audit of the consolidated financial statements and management’s assessment of internal control and the effectiveness of internal control over financial reporting, and for reporting the results of this audit to the Audit Committee. The Audit Committee reviews and monitors these processes.

The Board adopted a written charter for the Audit Committee on June 19, 2000, which is reviewed annually and most recently amended in 2006. The Charter of the Audit Committee is available on ABM’s Website under “Governance” at www.abm.com/ir. Within the framework of its Charter, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of ABM’s results in the fiscal 2006 financial statements. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The management of ABM has affirmed to the Audit Committee that ABM’s fiscal 2006 audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm those matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee also discussed with ABM’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits, their evaluation of ABM’s internal controls, and the overall quality of ABM’s financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit

Committees, and has also discussed with the independent registered public accounting firm, such firm’s independence from management and ABM. The Audit Committee has reviewed the services provided by ABM’s independent registered public accounting firm, has preapproved the fees paid for these services, and has reviewed whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm. The Committee has concluded that the independent registered public accounting firm is independent from ABM and its management.

Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in ABM’s Annual Report on Form 10-K for the year ended October 31, 2006.

Audit Committee
Charles T. Horngren, Chair
Luke S. Helms
William W. Steele

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of ABM’s annual financial statements for the years ended October 31, 2006, and October 31, 2005, and fees billed for other services rendered by KPMG LLP during those periods.

	2006	2005

Audit fees(1)	$4,926,982	$5,145,232
Audit related fees(2)	30,000	40,950
Tax fees	0	0
All other fees	0	0

Total	$4,956,982	$5,186,182

(1)	Audit fees consisted of audit work performed for the independent audits of ABM’s annual financial statements and internal control over financial reporting, and the review of the financial statements contained in ABM’s quarterly reports on Form 10-Q.

(2)	Audit-related fees consisted principally of audits of employee benefit plans.

Policy on Preapproval of Independent Registered Public Accounting Firm Services

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit Committee preapproves services in four categories of services:

1.  Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including consultation regarding financial accounting and reporting standards.

2.  Audit-Related services are for related services that are reasonably related to the performance of the audit and review of financial statements, including benefit plan audits.

3.  Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4.  Other Fees are those associated with services not captured in the other categories.

The Audit Committee must specifically approve the terms of the annual audit engagement and all internal control related services. The Audit Committee preapproves specific types of services within these categories as well as maximum charges for the services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or increase the maximum amount of authorized charges not contemplated in the original preapproval. In those instances, the Audit Committee must preapprove the services before the firm is engaged or increase the authorization before approved services may be continued. The only services other than audit services that were performed in 2006 were for audit-related services for the audits of employee benefits plans, which constituted less than 1% of the services performed by KPMG LLP for ABM.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 2 — RATIFICATION OF
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

The Audit Committee has selected KPMG LLP, registered public accounting firm and ABM’s independent registered public accounting firm for fiscal year 2006, as ABM’s independent registered public accounting firm for the fiscal year ending October 31, 2007. In connection with the 2007 financial statements, ABM has entered into an engagement agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for ABM. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The Board is asking shareholders to ratify the selection of KPMG LLP as its independent registered public accounting firm for fiscal year 2007. Although current law, rules, and regulations as well as the Charter of the Audit Committee require that ABM’s independent registered public accounting firm be selected and supervised by the Audit Committee, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of KPMG LLP for ratification by shareholders as a matter of good corporate practice. In the event that this selection of the independent registered public accounting firm is not ratified by shareholders, the Audit Committee will review its future selection of independent registered public accounting firms. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

PERFORMANCE GRAPH

Set forth below is a graph comparing the five-year cumulative total shareholder return of ABM common stock with the five-year cumulative total of: (1) the Standard & Poor’s 500 Index, and (2) the Standard & Poor’s 1500 Environmental & Facilities Services Index, including reinvestment of dividends. The comparisons in the following graphs are based on historical data and are not indicative of, or intended to forecast, the possible future performance of ABM common stock.

	2001	2002	2003	2004	2005	2006

ABM Industries Inc	100	110.05	119.52	162.81	158.67	163.23
S&P 500 Index	100	84.89	102.55	112.22	122.00	141.94
S&P 1500 Environmental & Facilities Services	100	96.15	110.21	120.03	132.18	168.17

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares and percentage of outstanding shares of ABM common stock beneficially owned as of December 31, 2006, by (1) the persons or entities known to ABM to be beneficial owners of more than 5% of the shares of ABM common stock outstanding as of December 31, 2006, (2) each named executive officer, (3) each director, and (4) all directors and executive officers as a group. Except as noted, each person has sole voting and investment power over the shares shown in the table.

	Amount and Nature of		Percent
Name and Address(1)	Beneficial Ownership		of Class(2)

Kayne Anderson Rudnick Investment Management LLC(3)	3,759,195		7.7
1800 Avenue of the Stars, Second Floor
Los Angeles, CA 90067
Franklin Advisory Services, LLC(4)	3,580,735		7.3
One Franklin Parkway
San Mateo, CA 94403
Linda S. Auwers	106,443	(5)	*
Linda L. Chavez	52,000	(6)	*
Luke S. Helms	104,000	(7)	*
Maryellen C. Herringer	120,000	(8)	*
Charles T. Horngren	129,600	(9)	*
Henry L. Kotkins, Jr.	92,000	(10)	*
Martinn H. Mandles	378,997	(11)	*
James P. McClure	248,948	(12)	*
Theodore T. Rosenberg
The Theodore Rosenberg Trust
295 89th Street, Suite 200
Daly City, CA 94015	4,901,140	(13)	10.0
Henrik C. Slipsager	397,854	(14)	*
William W. Steele	246,246	(15)	*
George B. Sundby	169,618	(16)	*
Steven M. Zaccagnini	101,893	(17)	*
Executive officers and directors as a group (17 persons)	7,234,985	(18)	14.4

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the beneficial owners listed below is ABM Industries, Inc., 160 Pacific Ave., San Francisco, CA 94111.

(2)	Based on a total of 48,744,130 shares of ABM common stock outstanding as of December 31, 2006.

(3)	Share ownership is as of December 31, 2006. Based upon a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management, LLC (“Kayne”) with the Securities and Exchange Commission on February 5, 2007. Kayne indicated in the filing sole voting power and sole dispositive power for all the shares.

(4)	Share ownership is as of December 31, 2006. Based upon a Schedule 13G filed by Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC (“FAS”), Charles B. Johnson and Rupert H. Johnson, Jr. with the Securities and Exchange Commission on February 5, 2007. FAS indicated in the filing that it had sole voting power for 3,567,735 shares and sole dispositive power for 3,580,735 shares. FRI, Charles B. Johnson and Rupert H. Johnson, Jr. disclaimed beneficial ownership of the shares.

(5)	Includes 101,500 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(6)	Includes 52,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(7)	Includes 76,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(8)	Includes 76,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(9)	Includes 82,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(10)	Includes 70,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(11)	Includes 20,421 shares of ABM common stock held by The Leo L. Schaumer Trust, which is an irrevocable trust of which Mr. Mandles and Bank of America N.A. are the only co-trustees, 8,752 shares in The Donald L. Schaumer Trust, an irrevocable trust of which Mr. Mandles is the sole trustee, 9,733 shares of Common Stock held by The David W. Steele Trust, an irrevocable trust of which Mr. Mandles is the sole trustee, and 2,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006. Mr. Mandles disclaims beneficial ownership of the shares held by the trusts.

(12)	Includes 241,128 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(13)	4,795,556 shares of ABM common stock are held by The Theodore Rosenberg Trust, a revocable trust of which Theodore Rosenberg is the only trustee and sole beneficiary. Mr. Rosenberg’s ownership also includes 44,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006, and 61,584 shares of ABM common stock held by a family charitable foundation, of which Theodore Rosenberg is a director. Mr. Rosenberg and The Theodore Rosenberg Trust disclaim beneficial ownership of the shares held by the family charitable foundation.

(14)	Includes 386,400 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(15)	Includes 40,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(16)	Includes 166,350 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(17)	Includes 96,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2006.

(18)	Includes 1,610,878 shares subject to outstanding options held by ABM’s executive officers and directors that were exercisable on or within 60 days after December 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires ABM’s directors, officers and persons who own more than 10% of a registered class of ABM’s securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the reporting forms and representations of its directors, officers and 10% shareholders, ABM believes that during fiscal 2006 all forms required to be filed under Section 16(a) were filed on a timely basis.

OTHER MATTERS

As of the date of this Proxy Statement, there are no other matters which the Board intends to present or has reason to believe others will present at the 2007 Annual Meeting. If other matters properly come before the Annual Meeting, the accompanying proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting, except to the extent such discretion may be limited under Rule 14a-4(c) of the Securities Exchange Act of 1934.

2008 ANNUAL MEETING OF SHAREHOLDERS

No shareholder proposals were submitted for the 2007 Annual Meeting. ABM must receive proposals of shareholders that are intended to be presented at ABM’s 2008 Annual Meeting of Shareholders and that the shareholder intends to be included in ABM’s proxy materials no later than October 3, 2007. Proposals of shareholders not intended to be included in ABM’s proxy materials must be received no later than December 3, 2007, to be presented at that meeting and must include the information set forth in the Bylaws. We anticipate making available on the internet the proxy materials for our 2008 Annual Meeting in accordance with the proxy rules recently adopted by the Securities and Exchange Commission. Shareholders will be notified of the availability of these materials and those who desire to receive hard copies of such proxy materials will continue to be able to do so.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ABM INDUSTRIES INCORPORATED
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
March 6, 2007
The undersigned hereby appoints Linda L. Chavez, Maryellen C. Herringer, and Charles T. Horngren, and each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this card, all the shares of common stock of ABM Industries Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of ABM to be held on March 6, 2007, or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting. The undersigned also appoints these persons, in their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

To vote on any item, please mark this proxy as indicated on the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need be checked. Instructions to vote by internet or telephone are on the reverse side of this card.

(Continued on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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SEE REVERSE SIDE
The Board of Directors recommends a vote FOR all nominees and ratification of KPMG LLP as independent auditor

	FOR ALL NOMINEES (except as listed below)	WITHHELD AUTHORITY to vote for all Nominees	Proposal 2. Ratification of KPMG LLP as ABM Industries Incorporated’s independent registered public accounting firm	FOR	AGAINST	ABSTAIN
				☐	☐	☐
Proposal 1.
Election of Directors

(01) Luke S. Helms	☐	☐
(02) Henry L. Kotkins, Jr.
(03) William W. Steele

WITHHELD FOR: (Write Nominee name(s) in the space provided below).

Signature(s)	Date

Please sign exactly as your name appears above. For joint accounts, each owner should sign. If signing as an administrator, attorney, conservator, executor, guardian, officer or trustee, please provide full title(s) as well as signature(s).

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BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
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To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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